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                                                                     EXHIBIT 4.5



                               SECOND AMENDMENT TO
                                RIGHTS AGREEMENT



                  This Second Amendment to Rights Agreement (this "Amendment") is made and entered into as of the 1st day of March, 1996, by and between MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation (the "Company"), and HARRIS TRUST COMPANY OF CALIFORNIA (the "Rights Agent").



                                    RECITALS

                  A. Whereas, the Company and Union Bank entered into a Rights Agreement (the "Rights Agreement") dated as of October 2, 1991; and

                  B. Whereas, Harris Trust Company of California has replaced Union Bank as Rights Agent under the Rights Agreement; and

                  C. Whereas, the Company and Harris Trust Company of California previously entered into a First Amendment to Rights Agreement dated as of January 23, 1996; and

                  D. Whereas, Section 27 of the Rights Agreement provides that, subject to certain conditions not applicable here, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Right Certificates representing shares of Common Stock; and

                  E. Whereas, based on the advice of counsel to the Company, the Board of Directors of the Company believes that certain amendments to the Rights Agreement, as provided herein, are desirable and in the best interests of the Company and its shareholders and has authorized certain amendments to the Rights Agreement in the manner set forth herein.


                                    AGREEMENT

                  NOW THEREFORE, the Company and the Rights Agent hereby agree as follows:

                  1. Amendments. The Rights Agreement is hereby amended as set forth below.

                  (a) The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                           "(a) Until the earlier of (i) the seventh day after
                  the Shares Acquisition Date or (ii) the seventh day after the date of the commencement of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares of the Company aggregating 30% or more of the then outstanding

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                  Common Shares of the Company (including such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the name of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferrable only in connection with the transfer of Common Shares."

                           (b)      Section 23(b) of the Rights Agreement is
hereby amended to read in its entirety as follows:

                           "(b) The Board of Directors of the Company may, at
                  its option, at any time prior to, or within seven (7) days after a Shares Acquisition Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.05 per Right (after giving effect to the Reverse Stock Split), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Anything contained in this Rights Agreement to the contrary notwithstanding, the Rights shall not be exercisable following a transaction or event described in Section 11(a)(ii) prior to the expiration of the Company's right of redemption hereunder."

                  2. No Other Changes. Except as specifically set forth herein, no change to the Rights Purchase Agreement is intended by the parties hereto. Except as modified hereby, the parties to the Rights Agreement hereby reaffirm in all respects all of the covenants, agreements, terms and conditions set forth in the Rights Agreement, which are incorporated in full herein by reference, and all terms, conditions and provisions thereof shall remain in full force and effect, except as amended hereby.

                  3. Miscellaneous. The headings and titles of this Amendment are for convenience only and do not constitute a part hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This may be executed in any number of counterparts, any one of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.




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                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                           THE COMPANY:


                                   MEDICAL IMAGING CENTERS OF AMERICA, INC., a California corporation



                                   By: /s/ Robert S. Muehlberg
                                       -----------------------------------------
                                           Name: Robert S. Muehlberg
                                           Its:  President and Chief Executive
                                                    Officer


                           THE RIGHTS AGENT:

                                   HARRIS TRUST COMPANY OF CALIFORNIA

                                   By: /s/ Armando Ramos
                                       -----------------------------------------
                                           Name: Armando Ramos
                                           Its: Vice President




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